Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 9 dated August 21, 2009

to the Prospectus dated April 29, 2009

This Supplement No. 9 supersedes and replaces the following prior supplements to our prospectus dated April 29, 2009: Supplement No. 1 dated May 18, 2009, Supplement No. 2 dated May 22, 2009, Supplement No. 3 dated June 24, 2009, Supplement No. 4 dated June 30, 2009, Supplement No. 5 dated July 6, 2009, Supplement No. 6 dated July 24, 2009, Supplement No. 7 dated August 5, 2009 and Supplement No. 8 dated August 17, 2009. This Supplement No. 9 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading “Incorporation by Reference” in this Supplement No. 9. Capitalized terms used in this Supplement No. 9 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 9 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Suitability Standards	1	i
Fees Paid in Connection with Our Offerings	2	98-99
Fees Paid in Connection with Our Operations	2	99
Real Estate Investments	3-13	65-81
Management of the Company	15	82-85
The Investment Advisor	16	86-90
Distribution Policy	16	46-47
Summary Selected Financial Data	17	48-52
Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor	21	91-94
Description of Shares	21	102-109
Experts	21	148-149
Incorporation of Certain Information By Reference	22	150
Index to Consolidated Financial Statements	F-1	F-1-F-2

Status of Our Current Offering

Our registration statement on Form S-11 relating to this public offering was declared effective by the Securities and Exchange Commission, or the SEC, on January 30, 2009. From January 30, 2009 through June 30, 2009, we have accepted subscriptions from 3,937 investors and issued 13,116,267 common shares pursuant to this public offering, which includes 433,731 common shares issued pursuant to our dividend reinvestment plan, and received gross offering proceeds of approximately $130,945,804. As of August 14, 2009, 84,796,768 common shares were issued and outstanding.

Suitability Standards

We previously disclosed that, as a condition for clearing our offering in Arkansas and Alabama, each of the Arkansas and Alabama securities commissions had required us to undertake to amend the investor suitability standards provision of our declaration of trust. The amendment would increase the suitability standards so that an investor is required to have either: a net worth of at least $250,000 (excluding the value of the investor’s home, furnishings and automobiles); or a gross annual income of at least $70,000 and a net worth of at least $70,000 (excluding the value of the investor’s home, furnishings and automobiles). On June 16, 2009, our shareholders approved the amendment at our 2009 annual meeting of shareholders. We filed the amendment with the Maryland State Department of Assessments and Taxation on June 19, 2009, at which time the amendment became effective.

Fees Paid in Connection with Our Offerings

For the six months ended June 30, 2009 and the year ended December 31, 2008, our Dealer Manager earned the following fees:

	Six Months Ended June 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Selling commissions	$8,507,000	$594,000	$13,703,000	$426,000
Dealer manager fees	$2,905,000	$352,000	$4,929,000	$194,000
Marketing support fees	$1,265,000	$110,000	$2,074,000	$80,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.
(2)	Payable represents the total unpaid amount due on an accrual basis to the Dealer Manager for services provided as of the balance sheet date specified.

For the six months ended June 30, 2009 and the year ended December 31, 2008, our Dealer Manager and our Investment Advisor and/or its affiliates earned the following other offering costs:

	Six Months Ended June 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (3)	Payable (4)
Other Offering Costs	$615,000	$2,694,000	$4,115,000	$3,704,000

(1)	Included in the other offering costs earned is $542,000 and $73,000 for the Dealer Manager and the Investment Advisor, respectively.
(2)

Included in the payable amount is $1,685,000, $10,000 and $999,000 due to the Dealer Manager, the Investment Advisor and CB Richard Ellis Group, Inc., respectively, as of the balance sheet date specified.

(3)	Included in the other offering costs earned is $3,999,000 and $116,000 for the Dealer Manager and the Investment Advisor, respectively.
(4)

Included in the payable amount is $2,692,000, $13,000 and $999,000 due at year end to the Dealer Manager, the Investment Advisor and CB Richard Ellis Group, Inc., respectively, as of the balance sheet date specified.

Fees Paid in Connection with Our Operations

For the six months ended June 30, 2009 and the year ended December 31, 2008, our Investment Advisor and/or its affiliates earned the following fees:

	Six Months Ended June 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Acquisition fees (3)	$723,000	$0	$5,670,000	$743,000
Investment management fees (4)	$3,486,000	$653,000	$3,964,000	$625,000
Property management fees	$254,000	$72,000	$491,000	$126,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.
(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.
(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $135,000 and $921,000 by the Investment Advisor for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively.

(4)

The Investment Advisor waived investment management fees of $0 and $1,529,000 for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $481,000 and $547,000 by the Investment Advisor for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively.

CBRE Capital Markets, an affiliate of the Investment Advisor, received $0 in mortgage banking fees for the six months ended June 30, 2009 and approximately $636,000 for the year ended December 31, 2008. Leasing and brokerage fees aggregating $67,000 and $15,000 were paid to the Investment Advisor or its affiliates for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively. In addition, CB Richard Ellis, UK, an affiliate of the Investment Advisor, received a payment for certain acquisition expenses in conjunction with the acquisition of Thames Valley Five totaling £24,000 ($42,000) for the year ended December 31, 2008.

Real Estate Investments

This section contains certain information that supplements and updates the information under the section “Real Estate Investments,” which begins on page 65 of our prospectus.

Properties

As of June 30, 2009, we owned, on a consolidated basis, 53 office, retail, and industrial (primarily warehouse/distribution) properties located in nine states (California, Georgia, Illinois, Massachusetts, Minnesota, North Carolina, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 7,106,000 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Our consolidated properties were approximately 83.68% leased (based upon square feet) as of June 30, 2009. As of June 30, 2009, certain of our consolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated herein by reference.

In addition, we have ownership interests in three unconsolidated entities that, as of June 30, 2009, owned interests in 21 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 11 industrial, office and retail properties located in seven states (Arizona, Florida, Indiana, North Carolina, Ohio, Tennessee and Texas) encompassing approximately 5,976,000 rentable square feet. Our unconsolidated properties were approximately 99.77% leased (based upon square feet) as of June 30, 2009. As of June 30, 2009, certain of our unconsolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated herein by reference.

The average effective annual rents for our industrial properties, office properties and retail properties were approximately $35,038,000, $21,415,000 and $8,584,000, as of June 30, 2009, respectively.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of June 30, 2009. These properties consisted of 47 industrial properties, encompassing 11,458,000 rentable square feet, 14 office properties, encompassing 1,128,000 rentable square feet and three retail properties, encompassing 496,000 rentable square feet.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:

REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$ 6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	97.76%	21,834
505 Century(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	72.40%	6,095
631 International(3) Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	95.83%	6,836

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	100.00%	18,170
Cherokee Corporate Park(3)(4) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	100.00%	3,775
Community Cash Complex 1(3)(4) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	55.91%	2,690
Community Cash Complex 2(3)(4) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	35.07%	2,225
Community Cash Complex 3(3)(4) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3)(4) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	0.00%	547
Community Cash Complex 5(3)(4) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	84.85%	824
Fairforest Building 1(3)(4) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3)(4) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3)(4) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building4(3)(4) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968
Fairforest Building 6(5) Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,469
Fairforest Building 7(3) Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	49.28%	5,626
Greenville/Spartanburg Industrial Park(3)(4) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388
Highway 290 Commerce Park Building 1(3)(4) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	33.33%	5,388
Highway 290 Commerce Park Building 5(3)(4) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3)(4) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	100.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216
Jedburg Commerce Park(3) Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,991
Kings Mountain I(5) Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	0.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	302	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	99.95%	7,073
North Rhett III(5) Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3)(4) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	18	100.00%	761

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,216
Highway 290 Commerce Park Building 2(3)(4) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3)(4) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	0.00%	3,760
Orchard Business Park 1(3)(4) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	33	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	100.00%	17,994
Kings Mountain III(3) Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,728
Enclave on the Lake Houston, TX	7/1/2008	1999	Office	100.00%	171	100.00%	37,827
Avion Midrise III Washington, DC	11/18/2008	2002	Office	100.00%	71	100.00%	21,111
Avion Midrise IV Washington, DC	11/18/2008	2002	Office	100.00%	72	100.00%	21,112
13201 Wilfred(3) Minneapolis, MN	06/29/2009	1999	Warehouse/Distribution	100.00%	335	100.00%	15,340

Total Domestic Consolidated Properties					6,816	82.99%	468,859

International Consolidated Properties:
602 Central Blvd. Coventry, UK	4/27/2007	2001	Office	100.00%	50	100.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,572
Albion Mills Retail Park Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,098
Maskew Retail Park(3) Peterborough, UK	10/23/2008	2007	Retail	100.00%	145	100.00%	53,727

Total International Consolidated Properties					290	100.00%	129,244

Total Consolidated Properties					7,106	83.68%	598,103

Unconsolidated Properties(6):
Buckeye Logistics Center(7) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,573
Afton Ridge Shopping Center(8) Charlotte, NC	9/18/2008	2007	Retail	90.00%	296	95.31%	44,964
AllPoints at Anson Bldg. 1(7) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,150
12200 President’s Court(7) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,995
201 Sunridge Blvd.(7) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,690
Aspen Corporate Center 500(7) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,033
125 Enterprise Parkway(7) Columbus, OH	12/10/2008	2008	Warehouse/Distribution	80.00%	1,142	100.00%	38,088
AllPoints Midwest Bldg. 1(7) Indianapolis, IN	12/10/2008	2008	Warehouse/Distribution	80.00%	1,200	100.00%	41,428

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Celebration Office Center(7)(9) Orlando, FL	5/13/2009	2009	Office	80.00%	101	100.00%	13,640
22535 Colonial Pkwy(7)(9) Houston, TX	5/13/2009	2009	Office	80.00%	90	100.00%	11,596
Fairfield Distribution Ctr. IX(7)(9) Tampa, FL	5/13/2009	2008	Warehouse/ Distribution	80.00%	136	100.00%	7,151

Total Unconsolidated Properties(6)					5,976	99.77%	305,308

Total Properties(6)					13,082	91.03%	$903,411

(1)

Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees/expenses for properties acquired prior to January 1, 2009. For properties acquired subsequent to January 1, 2009, it represents the pro rata purchase price exclusive of customary closing costs and acquisition fees/expenses.

(2)	Includes undeveloped land zoned for future use.
(3)	This property is unencumbered and not secured by mortgage debt.
(4)	Properties previously held for sale were transferred to continuing operations during the quarter ended September 30, 2008.
(5)	Includes the purchase prices of adjacent land parcels acquired on January 23, 2008.
(6)	Does not include CBRE Strategic Partners Asia properties.
(7)	This property is held through the Duke joint venture.
(8)	This property is held through the Afton Ridge joint venture.
(9)

The estimated acquisition cap rates for Celebration Office Center, 22535 Colonial Pkwy and Fairfield Distribution Ctr. IX were 9.3%, 8.6% and 8.5%, respectively. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

International Properties—Unconsolidated

CBRE Strategic Partners Asia

Our capital commitment is currently being pledged as collateral for borrowings of CBRE Strategic Partners Asia of which our pro-rata portion of such borrowings was approximately $9,160,000 based on our 5.07% ownership interest in CBRE Strategic Partners Asia at June 30, 2009. Our share of investment management and acquisition fees paid to the Investment Manager were approximately $150,000 and $0, respectively, for the three and six months ended June 30, 2009, respectively. Through June 30, 2009, we had paid no fees to our Investment Advisor relating to this investment. Through June 30, 2009, we contributed $4,868,000 of our CBRE Strategic Partners Asia capital commitment which was funded using net proceeds from our offering.

Property Type Concentration

Our property type concentrations as of June 30, 2009 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Warehouse/ Distribution	32	5,042	$245,497	7	5,309	$205,075	39	10,351	$450,572
Office	11	757	199,964	3	371	55,269	14	1,128	255,233
Retail	2	200	75,825	1	296	44,964	3	496	120,789
Manufacturing	8	1,107	76,817	—	—	—	8	1,107	76,817

Total	53	7,106	$598,103	11	5,976	$305,308	64	13,082	$903,411

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Geographic Concentration

Our geographic concentrations as of June 30, 2009 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Domestic
South Carolina	29	3,645	$184,324	—	—	$—	29	3,645	$184,324
Texas	5	564	74,159	2	913	37,286	7	1,477	111,445
North Carolina	5	1,360	66,337	1	296	44,964	6	1,656	111,301
Indiana	—	—	—	2	1,831	68,578	2	1,831	68,578
Florida	—	—	—	3	1,009	50,786	3	1,009	50,786
Virginia	2	143	42,223	—	—	—	2	143	42,223
Ohio	—	—	—	1	1,142	38,088	1	1,142	38,088
Arizona	—	—	—	1	605	35,573	1	605	35,573
Tennessee	—	—	—	1	180	30,033	1	180	30,033
California	4	132	26,667	—	—	—	4	132	26,667
Georgia	1	122	21,834	—	—	—	1	122	21,834
Massachusetts	1	330	19,805	—	—	—	1	330	19,805
Illinois	1	185	18,170	—	—	—	1	185	18,170
Minnesota	1	335	15,340	—	—	—	1	335	15,340

Total Domestic	49	6,816	468,859	11	5,976	305,308	60	12,792	774,167
International
United Kingdom	4	290	129,244	—	—	—	4	290	129,244

Total	53	7,106	$598,103	11	5,976	$305,308	64	13,082	$903,411

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Significant Tenants

The following table details our largest tenants as of June 30, 2009 (in thousands):

			Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Tenant	Primary Industry	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Amazon.com, Inc(2)	Internet Retail	—	$—	1,236	$4,321	1,236	$4,321
2	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,277
3	Unilever(4)	Consumer Products	—	—	1,595	3,858	1,595	3,858
4	Prime Distribution Services	Logistics and Distribution	—	—	1,200	2,958	1,200	2,958
6	American LaFrance	Vehicle Related Manufacturing	513	2,833	—	—	513	2,833
5	Kellogg’s	Consumer Product	—	—	1,142	2,817	1,142	2,817
7	B&Q	Home Furnishings/ Home improvement	104	2,748	—	—	104	2,748
8	Regus Business Centers	Executive Office Suites	86	2,626	—	—	86	2,626
9	REMEC	Defense and Aerospace	133	2,376	—	—	133	2,376
10	US General Services Administration	Government	72	2,135	—	—	72	2,135
11	Verizon Wireless(5)	Telecommunications	—	—	180	2,117	180	2,117
12	Lockheed Martin	Defense and Aerospace	72	1,741	—	—	72	1,741
13	Women’s Apparel Group	Internet Retail	330	1,426	—	—	330	1,426
14	Walgreens	Specialty Retail	335	1,325	—	—	335	1,325
15	Disney	Entertainment	—	—	101	1,264	101	1,264
16	Capita Business Services	Business Services	50	1,258	—	—	50	1,258
17	CEVA Logistics	Logistics and Distribution	316	1,239	—	—	316	1,239
18	Echostar Satellite	Telecommunications	316	1,200	—	—	316	1,200
19	Trans Hold	Logistics and Distribution	316	1,174	—	—	316	1,174
20	Det Norske Veritas	Business Services	—	—	90	994	90	994
21	Wickes Building Supplies	Home Furnishings/Home Improvement	40	991	—	—	40	991
22	TIAA	Financial Services	68	928	—	—	68	928
23	Southeastern Container	Other Manufacturing	301	835	—	—	301	835
24	Intier Automotive	Vehicle Related Manufacturing	151	833	—	—	151	833
25	Matalan	Specialty Retail	30	814	—	—	30	814
	All Other (92 tenants)		2,543	12,301	418	3,705	2,961	16,006

			5,947	$43,060	5,962	$22,034	11,909	$65,094

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

(2)

Our tenants are Amazon.com.azdc, Inc., in our Buckeye Logistics Center property, and Amazon.com.indc, LLC, in our AllPoints at Anson Bldg. 1 property, which are both wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary of SBM Offshore.
(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.
(5)	Verizon Wireless is the d/b/a for Cellco Partnership.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations as of June 30, 2009 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Consumer Products	256	$1,305	2,747	$6,817	3,003	$8,122
Logistics and Distribution	910	3,375	1,337	3,418	2,247	6,793
Internet Retail	330	1,426	1,235	4,321	1,565	5,747
Home Furnishings/Home Improvement	549	5,075	35	391	584	5,466
Vehicle Related Manufacturing	888	4,768	—	—	888	4,768
Petroleum and Mining	171	4,277	—	—	171	4,277
Business Services	446	3,216	90	994	536	4,210
Defense and Aerospace	204	4,118	—	—	204	4,118
Telecommunications	316	1,207	180	2,117	496	3,324
Specialty Retail	381	2,472	75	712	456	3,184
Other Manufacturing	851	3,027	—	—	851	3,027
Executive Office Suites	86	2,626	—	—	86	2,626
Government	72	2,135	—	—	72	2,135
Financial Services	185	1,627	—	—	185	1,627
Entertainment	—	—	101	1,264	101	1,264
Food Service and Retail	108	796	17	346	125	1,142
Apparel Retail	—	—	91	851	91	851
Pharmaceutical and Health Care Related	123	834	—	—	123	834
Other Retail	22	120	48	679	70	799
Professional Services	49	656	6	124	55	780

Totals	5,947	$43,060	5,962	$22,034	11,909	$65,094

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of June 30, 2009 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2009 (Six months ending December 31, 2009)	644	$2,559	—	$—	644	$2,559
2010	760	5,093	—	—	760	5,093
2011	95	613	—	—	95	613
2012	541	9,639	22	365	563	10,004
2013	1,294	8,083	20	414	1,314	8,497
2014	102	521	14	251	116	772
2015	654	2,944	—	—	654	2,944
2016	299	1,709	130	1,839	429	3,548
2017	200	3,492	119	1,240	319	4.732
2018	335	1,583	3,088	12,834	3,423	14,417
2019	406	1,636	2,433	7,376	2,839	9,012
Thereafter	617	6,714	136	853	753	7,567

Total	5,947	$44,586	5,962	$25,172	11,909	$69,758

Weighted Average Expiration (years)		6.48		9.64		7.48

(1)

Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Property Portfolio Size

Our portfolio size at the end of each quarter since commencement of our initial public offering through June 30, 2009 is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Cumulative Property Portfolio as of:	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
9/30/2006	9	878	$86,644	—	—	$—	9	878	$86,644
12/31/2006	9	878	86,644	—	—	—	9	878	86,644
3/31/2007	9	878	86,644	—	—	—	9	878	86,644
6/30/2007	10	928	110,491	—	—	—	10	928	110,491
9/30/2007	42	5,439	348,456	—	—	—	42	5,439	348,456
12/31/2007	44	5,576	353,594	—	—	—	44	5,576	353,594
3/31/2008	47	6,257	426,856	—	—	—	47	6,257	426,856
6/30/2008	47	6,257	426,856	1	605	35,636	48	6,862	462,492
9/30/2008	49	6,483	486,777	6	3,307	193,773	55	9,790	680,550
12/31/2008	52	6,771	582,682	8	5,649	273,205	60	12,420	855,887
3/31/2009	52	6,771	582,717	8	5,649	273,130	60	12,420	855,847
6/30/2009	53	7,106	598,103	11	5,976	305,308	64	13,082	903,411

(1)

Net Rentable Square Feet for unconsolidated properties is at 100%. Approximate Total Acquisition Cost is at our pro rata share of effective ownership and does not include our investment in CBRE Strategic Partners Asia.

Rental Operations

During the fourth quarter of 2008, management reevaluated the structure of its business and devised a new reportable segment structure. Our reportable segments consist of three types of commercial real estate properties for which our management internally evaluates operating performance and financial results: the Domestic Industrial Properties, Domestic Office Properties and International Office/Retail Properties. All periods presented have been revised to report our segment results under our new reportable segment structure. We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company-level general and administrative expenses. The following tables compare the net operating income for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Domestic Industrial Properties
Revenues:
Rental	$4,303	$5,406	$8,989	$10,781
Tenant Reimbursements	1,003	888	2,103	1,760

Total Revenues	5,306	6,294	11,092	12,541

Property and Related Expenses:
Operating and Maintenance	313	279	670	550
General and Administrative	94	145	139	177
Property Management Fee to Related Party	87	95	180	201
Property Taxes	1,090	820	2,146	1,531

Total Expenses	1,584	1,339	3,135	2,459

Net Operating Income	$3,722	$4,955	$7,957	$10,082

Domestic Office Properties
Revenues:
Rental	$3,713	$1,511	$7,485	$2,620
Tenant Reimbursements	940	517	1,701	883

Total Revenues	4,653	2,028	9,186	3,503

Property and Related Expenses:
Operating and Maintenance	739	340	1,528	567
General and Administrative	43	6	101	20
Property Management Fee to Related Party	27	6	64	15
Property Taxes	608	235	1,218	384

Total Expenses	1,417	587	2,911	986

Net Operating Income	$3,236	$1,441	$6,275	$2,517

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
International Office/Retail Properties
Revenues:
Rental	$1,831	$973	$3,715	$1,460
Tenant Reimbursements	95	26	180	61

Total Revenues	1,926	999	3,895	1,521

Property and Related Expenses:
Operating and Maintenance	93	28	174	60
General and Administrative	15	52	67	52
Property Management Fee to Related Party	(2)	4	10	7
Total Expenses	106	84	251	119

Net Operating Income	$1,820	$915	$3,644	$1,402

Reconciliation to Consolidated Net (Loss) Income
Total Segment Net Operating Income	8,778	7,313	17,876	14,001
Interest Expense	2,638	2,338	5,445	4,731
General and Administrative	733	779	1,621	1,170
Investment Management Fee to Related Party	1,783	798	3,486	1,479
Acquisition Expenses	998	—	998	—
Depreciation and Amortization	6,148	3,889	11,870	7,040

	(3,522)	(491)	(5,544)	(419)

Interest and Other Income	140	536	261	1,332
Net Settlement Payments on Interest Rate Swaps	(152)	—	(233)	—
Gain (Loss) on Interest Rate Swaps and Cap	525	(6)	357	(19)
Loss on Note Payable at Fair Value	(128)	—	(693)	—
(Loss) Income Before Provision for Income Taxes and Equity in Loss of Unconsolidated Entities	(3,137)	39	(5,852)	894
Provision for Income Taxes	(58)	(346)	(87)	(517)
Equity Loss of Unconsolidated Entities	(1,051)	(180)	(1,849)	(276)

Net (Loss) Income	(4,246)	(487)	(7,788)	101

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	8	2	21	(3)

Net (Loss) Income Attributable to CB Richard Ellis Realty Trust Shareholders	$(4,238)	$(485)	$(7,767)	$98

(1)

Total Segment Net Operating Income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be viewed as an alternative measure of operating performance to our U.S. GAAP presentations provided. Segment “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, including real estate taxes) before depreciation and amortization expense. The Net Operating Income segment information presented consists of the same Net Operating Income segment information disclosed in Note 10 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our consolidated properties as of June 30, 2009:

Location	Property	Original Income Tax Basis	2009 Annualized Real Estate Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$304,000
Taunton, MA	300 Constitution Drive	19,805,000	330,000
Alpharetta, GA	Deerfield Commons I	19,572,000	299,000
Alpharetta, GA	Deerfield Commons II	2,262,000	50,000
Allen, TX	505 Century	6,095,000	117,000
Richardson, TX	631 International	5,407,000	107,000
Richardson, TX	660 North Dorothy	6,836,000	130,000
Bolingbrook, IL	Bolingbrook Point III	18,170,000	203,000
Spartanburg, SC	Cherokee Corporate Park	3,775,000	44,000
Spartanburg, SC	Community Cash Complex 1-5	7,987,000	136,000
Spartanburg, SC	Fairforest Bldgs 1-4	19,753,000	412,000
Spartanburg, SC	Fairforest Bldg. 5	16,968,000	249,000
Spartanburg, SC	Fairforest Bldg. 6	7,469,000	150,000
Spartanburg, SC	Fairforest Bldg. 7	5,626,000	129,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,388,000	66,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	20,083,000	368,000
Spartanburg, SC	HJ Park Bldg. 1	4,216,000	91,000
Charleston, SC	Jedburg Commerce Park	41,991,000	416,000
Charlotte, NC	Kings Mountain I	5,497,000	35,000
Charlotte, NC	Kings Mountain II	11,311,000	56,000
Charleston, SC	Mount Holly Building	6,208,000	72,000
Charleston, SC	North Rhett I	10,302,000	313,000
Charleston, SC	North Rhett II	7,073,000	63,000
Charleston, SC	North Rhett III	4,812,000	66,000
Charleston, SC	North Rhett IV	17,060,000	235,000
Charleston, SC	Orangeburg Park Bldg.	5,474,000	141,000
Spartanburg, SC	Orchard Business Park 1 & 2	2,139,000	43,000
Winston-Salem, NC	Union Cross Bldg. I	6,585,000	129,000
Winston-Salem, NC	Union Cross Bldg. II	17,216,000	130,000
Lewisville, TX	Lakeside Office Center	17,994,000	366,000
Charlotte, NC	Kings Mountain III	25,728,000	76,000
Houston, TX	Enclave on the Lake	37,827,000	837,000
Washington, DC	Avion Midrise III	21,111,000	107,000
Washington, DC	Avion Midrise IV	21,112,000	108,000
Minneapolis, MN	13201 Wilfred Lane	15,340,000	255,000
Coventry, UK	602 Central Blvd.	23,847,000	N/A
Reading, UK	Thames Valley Five	29,572,000	N/A
Wakefield, UK	Albion Mills Retail Park	22,098,000	N/A
Peterborough, UK	Maskew Retail Park	53,727,000	N/A

Total		$598,103,000	$6,676,000

Recent Developments

3011, 3055 & 3077 Comcast Place

On July 1, 2009, we acquired 3011, 3055 & 3077 Comcast Place, located in the Tri-Valley Technology Park in Livermore, CA, a suburb in the eastern portion of the San Francisco Bay Area, through our operating partnership. We acquired 3011, 3055 & 3077 Comcast Place for approximately $49,000,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $735,000 acquisition fee. The estimated acquisition cap rate for 3011, 3055 & 3077 Comcast Place was 9.2%.1

3011, 3055 & 3077 Comcast Place is a 219,613 square foot office campus consisting of one two-story building and two one-story buildings with surface parking lots, completed in 1987/88 and fully renovated in 2009. The property is 100% leased to Comcast of California/Colorado/Washington I, Inc, a subsidiary of Comcast Corporation, through December 2024, and guaranteed by Comcast Corporation. Comcast Corporation is one of the nation’s largest providers of cable, entertainment and communications products and services and utilizes the property as a regional headquarters, call-center and operations center.

140 Depot Street

On July 31, 2009, we acquired 140 Depot Street, located in Bellingham, MA, a suburb of Boston, through our operating partnership. We acquired 140 Depot Street for approximately $18,950,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $284,250 acquisition fee. The estimated acquisition cap rate for 140 Depot Street was 8.7%.1

140 Depot Street is a 238,370 square foot warehouse/distribution building to be completed in 2009 and has no operating history. The property is 100% leased to Best Buy Stores, L.P. through June 2019. Best Buy Stores, L.P. is one of the nation’s leading retailers of consumer appliances and electronic goods and plans to utilize the property as a regional distribution center for large electronics and appliances of the type generally delivered directly to consumers’ homes.

12650 Ingenuity Drive

On August 5, 2009, we acquired 12650 Ingenuity Drive, located in Orlando, FL through our operating partnership. We acquired 12650 Ingenuity Drive for approximately $25,350,000, exclusive of customary closing costs, using the net proceeds from this offering and the assumption of approximately $13,540,000 of existing first mortgage financing. Upon closing, we paid the Investment Advisor a $380,250 acquisition fee. The estimated acquisition cap rate for 12650 Ingenuity Drive was 8.1%. 1

12650 Ingenuity Drive is a 124,500 square foot, two-story office building, with surface parking lots, completed in 1999 and is 100% leased to Iowa College Acquisition Corp. through December 2021. The tenant is an operating subsidiary of Kaplan, Inc., the for-profit education subsidiary of The Washington Post Company. The lease is guaranteed by Kaplan, Inc., which utilizes the property as a call-center for online students of Kaplan University, a higher-education division providing certificates, associate degrees, bachelor degrees and postgraduate degrees in a variety of subjects.

Maskew Retail Park Loan

On August 7, 2009, we entered into a £13,975,000 ($23,338,250 assuming an exchange rate of $1.67/£1.00) financing agreement with Abbey National Treasury Services plc secured by the Maskew Retail Park property. We have the ability to draw the full amount of the loan at any time prior to October 3, 2009. The loan is currently fully undrawn with no amount currently outstanding. The loan is for a term of five years and will have an interest rate of GBP-based LIBOR, plus 2.25% plus mandatory costs. However, we intend to enter into a swap agreement upon funding to fix the interest rate over the five year term of the loan. We incurred financing costs of approximately £150,000 ($250,500) associated with obtaining this loan.

Crest Ridge Corporate Center I

On August 17, 2009, we acquired Crest Ridge Corporate Center I, located at 11055 Wayzata Blvd. in Minnetonka, MN, a suburb of Minneapolis, through our operating partnership. We acquired Crest Ridge Corporate Center I for approximately $28,419,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor, a $426,268 acquisition fee. The estimated acquisition cap rate for Crest Ridge Corporate Center was 8.7%1

Crest Ridge Corporate Center I is a 116,338 square foot, three-story office building, with structured parking, scheduled to be completed in 2009 and has no operating history. The property is 100% leased to Syngenta Seeds, Inc. to be utilized as its corporate headquarters through June 2019. Syngenta Seeds, Inc. is a subsidiary of global agri-business company Syngenta AG and provides corn, soybean, sugar-beet and vegetable seeds to growers throughout the U.S. The lease is guaranteed by the U.S. parent, Syngenta US Holdings, Inc.

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

Management of the Company

This section updates the ages of certain of our trustees included under the section “Management of the Company,” which begins on page 82 of our prospectus.

Our Executive Officers and Trustees

The following table sets forth certain information regarding our executive officers and trustees. Our board of trustees currently consists of five individuals, three of whom are independent.

Name	Age	Position
Jack A. Cuneo	61	Chairman of the Board of Trustees, President and Chief Executive Officer
Charles E. Black	61	Trustee*
Martin A. Reid	53	Trustee*
James M. Orphanides	59	Trustee*
Peter E. DiCorpo	37	Trustee
Laurie E. Romanak	49	Senior Vice President, Chief Financial Officer and Secretary
Philip L. Kianka	52	Chief Operating Officer and Executive Vice President

*	Denotes independent trustee.

The Investment Advisor

This section updates the ages of certain of the executive officers of our Investment Advisor included under the section “The Investment Advisor,” which begins on page 86 of our prospectus.

The executive officers of the Investment Advisor are as follows:

Name	Age	Position
Jack A. Cuneo	61	President and Chief Executive Officer
Laurie E. Romanak	49	Managing Director
Douglas J. Herzbrun	54	Managing Director/Global Head of Research
Philip L. Kianka	52	Director of Operations
Christopher B. Allen	42	Director of Finance
Nickolai S. Dolya	32	Director of Capital Markets
Charles W. Hessel	38	Director of Investments
Hugh S. O’Beirne	38	Counsel
Brian D. Welcker	60	Director of Asset Management
G. Eric Fraser	59	Director of Accounting

Distribution Policy

This section contains certain information that supplements and updates the information under the section “Distribution Policy,” which begins on page 46 of our prospectus.

The following table presents total distributions declared and paid and distributions per share:

2009 Quarters			First	Second
Total distributions declared and paid			$10,066,000	$11,181,000
Distributions per share			$0.15	$0.15

2008 Quarters	First	Second	Third	Fourth
Total distributions declared and paid	$4,882,000	$5,907,000	$7,511,000	$8,989,000
Distributions per share	$0.14375	$0.14375	$0.15	$0.15

Our first quarter 2009 distributions, paid on April 17, 2009, were funded 60.22% by cash flows provided by operating activities and 39.78% from uninvested proceeds from financings of our properties. In addition, first quarter distributions totaling $4,120,000 were reinvested in our common shares pursuant to our dividend reinvestment plan. Our second quarter 2009 distributions, paid on July 17, 2009, were funded 42.90% by cash flows provided by operating activities and 57.10% from uninvested proceeds from financings of our properties. In addition, second quarter distributions totaling $4,563,000 were reinvested in our common shares pursuant to our dividend reinvestment plan.

Our 2008 distributions were funded 67.56% by cash flows provided by operating activities and 32.44% from uninvested proceeds from financings of our properties. In addition, distributions totaling $8,918,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during 2008.

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter of 2009. The distribution will be calculated on a daily basis and paid on October 16, 2009, to shareholders of record during the period from July 1, 2009 through and including September 30, 2009.

Summary Selected Financial Data

This section supersedes the information under the section “Summary Selected Financial Data,” which begins on page 48 of our prospectus.

Summary Selected Financial and Operating Data

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our incorporated documents.

The summary historical consolidated balance sheet information as of June 30, 2009 and 2008, December 31, 2008, 2007, 2006, 2005 and 2004 as well as the summary historical consolidated statement of operations information for the six months ended June 30, 2009 and June 30, 2008 and for the periods ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our historical consolidated financial statements.

The summary selected financial information does not present an unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2009 or an unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 because acquisitions during the period from January 1, 2009 through August 20, 2009 were not significant.

Our unaudited summary selected pro forma consolidated financial data is presented for the year ended December 31, 2008. Our unaudited summary selected pro forma consolidated statements of operations data for the year ended December 31, 2008 is based on our historical consolidated statements of operations and gives effect to the acquisitions of the following properties as if they were acquired on January 1, 2008 based on their statements of revenues and certain expenses, as applicable, for the (i) the Lakeside Office Center property, which was acquired on March 5, 2008, (ii) the Kings Mountain III property, which was acquired on March 14, 2008, (iii) the Thames Valley Five property, which was acquired on March 20, 2008, (iv) the Duke Buckeye Logistics Center property, which was acquired on June 12, 2008, (v) the Enclave on the Lake property, which was acquired on July 1, 2008, (vi) the Albion Mills Retail Park property, which was acquired on July 11, 2008, (vii) the Afton Ridge Shopping Center property, a joint venture interest which was acquired on September 18, 2008, (viii) the Maskew Retail Park property, which was acquired on October 23, 2008 and (ix) the Avion Midrise III & IV properties, acquired on November 18, 2008. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations.

	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,				July 1, 2004 (Date of Commencement) to December 31 2004
	2009	2008	2008	2008	2007	2006	2005
	(in thousands, except share data)
Statement of Operations Data(1):
Rental	$20,189	$14,861	$44,517	$33,396	$14,028	$6,630	$4,614	$913
Tenant Reimbursements	3,984	2,704	7,648	6,753	2,633	1,830	872	120

Total Revenue	24,173	17,565	52,165	40,149	16,661	8,460	5,486	1,033

Operating and Maintenance	2,626	1,400	5,049	3,739	1,217	901	374	7
Property Taxes	3,364	1,915	6,243	5,479	1,778	1,103	563	113
Interest	5,445	4,731	12,462	10,323	5,049	1,784	1,195	117
General and Administrative Expense	1,928	1,419	3,507	3,320	1,853	851	359	123
Investment Management Fee to Related Party	3,486	1,479	5,376	3,964	1,547	739	603	230
Acquisition Expenses	998	—	—	—	—	—	—	—
Class C Fee to Related Party	—	—	—	—	—	145	459	197
Depreciation and Amortization	11,870	7,040	21,178	17,171	8,050	4,618	2,478	334
Organizational Expenses	—	—	—	—	—	—	—	109

Total Expenses	29,717	17,984	53,815	43,996	19,494	10,141	6,031	1,230

Interest and Other Income	261	1,332	2,104	2,104	2,855	255	460	111
Net Settlement (Payments) Receipts on Interest Rate Swaps	(233)	—	65	65	—	—	—	—
Gain (Loss) on Interest Rate Swaps and Cap	357	(19)	(1,496)	(1,496)	—	—	—	—
(Loss) Gain on Note Payable at Fair Value	(693)	—	1,168	1,168	—	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	—	—	(3,451)	(3,451)	—	—	—	—

Total Other Income and Expenses	(308)	1,313	(1,675)	(1,675)	2,855	255	460	111

(Loss) Income Before (Provision) Benefit for Income Taxes and Equity in Loss of Unconsolidated Entities	(5,852)	894	(3,325)	(5,522)	22	(1,426)	(85)	(86)
(Provision) Benefit for Income Taxes	(87)	(517)	82	82	(279)	—	—	—
Equity in Loss of Unconsolidated Entities(2)	(1,849)	(276)	(619)	(1,242)	(150)	—	—	—

Net (Loss ) Income	(7,788)	101	(3,862)	(6,682)	(407)	(1,426)	(85)	(86)

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	21	(3)	15	26	4	(1,058)	(7)	(3)

Net (Loss) Income Attributable to CB Richard Ellis Realty Trust Shareholders	$(7,767)	$98	$(3,847)	$(6,656)	$(403)	$(2,484)	$(92)	$(89)

Per Share Data:
Basic and Diluted Net (Loss) Income Per Share—Attributable to CB Richard Ellis Realty Trust Shareholders	$(0.11)	$0.00	$(0.08)	$(0.14)	$(0.02)	$(0.35)	$(0.01)	$(0.01)

Weighted Average Common Shares Outstanding—Basic and Diluted	70,844,927	37,083,587	46,089,680	46,089,680	18,545,418	7,010,722	6,967,762	6,893,961
Dividends Declared Per Share	$0.15	$0.14	$0.59	$0.59	$0.54	$0.50	$0.42	$0.08

(1)	The pro forma statement of operations for the six months ended June 30, 2009 is excluded from the presentation since the historical consolidated statement of operations reflects the same numbers.
(2)

Included in equity in loss of unconsolidated entities is an impairment for our unconsolidated investment in CBRE Strategic Partners Asia in the amount of $2,291,000 for the six months ended June 30, 2009 and $1,064,000 for the year ended December 31, 2008.

	Historical Consolidated		Historical Consolidated
	June 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$503,574	$377,576	$484,827	$309,805	$70,650	$57,163	$43,946
Investment in Unconsolidated Entities	162,421	35,417	131,703	101	—	—	—
Total Assets	825,344	573,774	709,920	435,751	97,807	94,118	73,704
Notes Payable	179,588	130,350	177,161	116,876	34,975	34,975	13,250
Loan Payable	—	45,000	—	45,000	—	—	—
Total Liabilities	221,262	208,875	220,249	189,224	44,834	41,510	18,461
Non-Controlling Interest	2,464	2,464	2,464	2,464	2,464	250	250
Shareholders’ Equity	601,618	362,435	487,207	244,063	50,509	52,358	54,993
Total Liabilities, Non-Controlling Interest and Shareholders’ Equity	825,344	573,774	709,920	435,751	97,807	94,118	73,704

(1)	The pro forma consolidated balance sheets as of June 30, 2009 are excluded from the presentation since the historical consolidated balance sheets as of June 30, 2009 reflect the same numbers.

Non-GAAP Supplemental Financial Measure: Funds from Operations

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient by themselves. Consequently, the National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a supplemental measure of REIT operating performance.

FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net income. FFO, as we define it, is presented as a supplemental financial measure. Management believes that FFO is a useful supplemental measure of REIT performance. FFO does not present, nor do we intend for it to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.

We compute FFO in accordance with standards established by NAREIT. Modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business and provide greater transparency to the investing public as to how our management team considers our results of operations. As a result, our FFO may not be comparable to FFO as reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Management believes that NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time, and that depreciation charges required by GAAP do not always reflect the underlying economic realities. Likewise, the exclusion from NAREIT’s definition of FFO of gains and losses from the sales of previously depreciated operating real estate assets, allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. Thus, FFO provides a performance measure that, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates and operating costs. Management also believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs, since FFO is generally recognized as the industry standard for reporting the operations of REITs.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, which excludes the effects of any non-cash impairment charges. We believe that adjusting FFO to exclude these impairment charges more appropriately presents our results of operations on a comparative basis. The items that we exclude from FFO, as adjusted, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. The economics underlying these excluded items are not the primary factors in management’s decision-making process. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions. Therefore, while our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to similarly named measures of other REITs and real estate companies, we believe that it provides a meaningful supplemental measure of our operating performance. We believe that investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy, thus fostering a greater degree of transparency into our management process.

Neither FFO, nor FFO as adjusted, represents cash generated from operating activities in accordance with GAAP and should not be considered as alternatives to (i) net income (determined in accordance with GAAP), as indications of our financial performance, or (ii) to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that to further understand our performance, each of FFO and FFO, as adjusted, should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents our FFO and FFO, as adjusted, for the three months ended June 30, 2009, March 31, 2009, December 31, 2008 and September 30, 2008 (in thousands):

	Three Months Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

Reconciliation of net (loss) income to funds from operations:
Net (Loss) Income	$(4,238)	$(3,529)	$(3,822)	$(2,933)
Adjustments:
Non-controlling interest	(8)	(13)	(14)	(14)
Net effect of FFO adjustment from unconsolidated entities(1)	3,516	3,261	2,571	480
Real estate depreciation and amortization	6,148	5,722	5,714	4,417
Loss from transfer of held for sale real estate to continuing operations	—	—	—	3,451

FFO	5,418	5,441	4,449	5,401
Other Adjustments:
Acquisition expenses	$998	—	—	—
Impairment loss in unconsolidated entity	1,424	867	1,064	—

FFO, as adjusted	$7,840	$6,308	$5,513	$5,401

FFO per share (basic and diluted)	$0.07	$0.08	$0.07	$0.11
FFO, as adjusted, per share (basic and diluted)	$0.11	$0.09	$0.09	$0.11

(1)	Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation).

Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor

This section replaces the first sentence of footnote 2 which appears in the fee table under the sections “Summary—Q: What are the fees that we pay to the Investment Advisor, its affiliates and the Dealer Manager in connection with this offering?” which begins on page 10 of our prospectus and “Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor,” which begins on page 91 of our prospectus.

(2)        We reimburse the Investment Advisor for cumulative organizational and offering expenses incurred by the Investment Advisor on our behalf, which may include up to approximately $3,000,000 of organizational and offering expenses incurred by our Investment Advisor on our behalf in connection with our initial public offering which commenced on October 24, 2006 and was terminated on January 29, 2009.

Description of Shares

The fifth paragraph following the caption “Description of Shares—Share Redemption Program” beginning on page 106 of our prospectus is deleted and replaced in its entirety with the following:

Redemption of shares, when requested, will be made quarterly and, in the event our available cash flow is insufficient to fund all redemption requests, each shareholder’s request will be reduced on a pro rata basis. Alternatively, if we do not have such funds available, at the time when redemption is requested, a shareholder can (i) withdraw his or her request for redemption, or (ii) ask that we carry over his or her request to the next quarterly period, if any, when sufficient funds become available. If a shareholder does not make a subsequent request, we will treat the initial redemption request as cancelled.

Experts

This section contains certain information that supplements and updates the information under the section “Experts,” which begins on page 148 of our prospectus.

The combined statements of assets, liabilities and partners’ capital and combined schedules of real estate related investments of CB Richard Ellis Strategic Partners Asia II, L.P. and CB Richard Ellis Strategic Partners Asia II-A, L.P., Caymans Islands exempted limited partnerships, as of December 31, 2008 and 2007 and the related combined statements of operations, partners’ capital and cash flows for the year ended December 31, 2008 and the period from July 9, 2007 (inception) through December 31, 2007, have been incorporated in this Supplement No. 9 by reference from the CB Richard Ellis Realty Trust Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2008, in reliance upon the reports of KPMG (for 2008) and KPMG LLP (for 2007), independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 9 to our prospectus dated April 29, 2009 “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this Supplement No. 9:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on June 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 15, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 14, 2009;

•	Our Current Report on Form 8-K/A, dated July 1, 2008, filed on July 17, 2008;

•	Our Current Report on Form 8-K/A, dated September 18, 2008, filed on December 4, 2008;

•	Our Current Report on Form 8-K/A, dated October 23, 2008, filed on January 8, 2009;

•	Our Current Report on Form 8-K, dated January 12, 2009, filed on January 13, 2009;

•	Our Current Report on Form 8-K, dated January 22, 2009, filed on January 22, 2009;

•	Our Current Report on Form 8-K, dated January 30, 2009, filed on February 5, 2009;

•	Our Current Report on Form 8-K, dated February 12, 2009, filed on February 18, 2009;

•	Our Current Report on Form 8-K, dated March 17, 2009, filed on March 23, 2009;

•	Our Current Report on Form 8-K, dated June 16, 2009, filed on June 22, 2009;

•	Our Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Shareholders, filed on April 16, 2009; and

•	Description of our common shares of beneficial interest in the Registration Statement on Form 8-A, filed on April 29, 2008.

You can obtain any of the documents incorporated by reference in this Supplement No. 9 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

Index to Consolidated Financial Statements

PRO FORMA FINANCIAL INFORMATION: DECEMBER 31, 2008:

Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-2
Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2008 (unaudited)	F-3
Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-4

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The following unaudited pro forma condensed consolidated statements of operations of CB Richard Ellis Realty Trust (the “Company”) including its consolidated subsidiaries, for the year ended December 31, 2008 is based on the historical consolidated statements of operations of CB Richard Ellis Realty Trust and the statements of revenues and certain expenses, as applicable, for (i) the Lakeside Office Center property (“Lakeside”), which was acquired on March 5, 2008, (ii) Kings Mountain III (“KM III”), which was acquired on March 14, 2008 (iii) the Thames Valley Five property (“TVF”), which was acquired on March 20, 2008, (iv) the Duke Buckeye Logistics Center property (“Duke Buckeye”) which was contributed to the Duke joint venture on June 12, 2008, (v) the Enclave on the Lake property (“Enclave”), which was acquired on July 1, 2008. (vi) Albion Mills Retail Center (“Albion Mills”), which was acquired on July 11, 2008, (vii) Afton Ridge Shopping Center (“Afton Ridge”), a joint venture interest in which the Company acquired on September 18, 2008, (viii) the Maskew Retail Park property (“Maskew”) which was acquired on October 23, 2008, (ix) the Avion Midrise III & IV property (“Avion”) which was acquired on November 18, 2008.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 is presented as if the acquisitions of Lakeside, TVF, KM III, Duke Buckeye, Enclave, Albion Mills, Afton Ridge, Maskew and Avion had taken place on January 1, 2008.

The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the statements of operations of CB Richard Ellis Realty Trust and the statements of revenues and certain expenses of Afton Ridge, Enclave, Lakeside, Maskew and Avion along with the accompanying notes thereto. The unaudited pro forma condensed consolidated statements of operations do not purport to represent our results of operations that would actually have occurred assuming the acquisitions of Lakeside, KM III, TVF, Duke Buckeye, Enclave, Albion Mills, Afton Ridge, Maskew and Avion properties had occurred on January 1, 2008, nor do they purport to project our results of operations as of any future date or for any future period.

Our unaudited pro-forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. The unaudited pro forma condensed consolidated statement of operations and consolidated balance sheet for the six months ended June 30, 2009 has not been included in the presentation of these unaudited pro forma financial statements due to the fact that the acquisitions during the period from January 1, 2009 through August 20, 2009 were not significant.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2008 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	Lakeside	KMIII	TVF	Duke- Buckeye	Enclave	Afton Ridge	Maskew	Avion	Enclave Pro Forma Adjustments	Albion Mills Pro Forma Adjustments	Afton Ridge Pro Forma Adjustments	Maskew Pro Forma Adjustments	Avion Pro Forma Adjustments	Consolidated Company Pro Forma
	A	B	C	D	E	F	G	H	I	J	K	L	M	N
REVENUES
Rental	$33,396	$364	$1	$494	$—	$2,091	$—	$3,442	$2,708	$252	$814	$—	$317	$638	$44,517
Tenant Reimbursements	6,753	121	—	4	—	221	—	133	345	—	—	—	11	60	7,648

Total Revenues	40,149	485	1	498	—	2,312	—	3,575	3,053	252	814	—	328	698	52,165

EXPENSES
Operating and Maintenance	3,739	90	8	4	—	591	—	136	400	—	—	—	11	70	5,049
Property Taxes	5,479	37	1	—	—	346	—	—	323	—	—	—	—	57	6,243
Interest	10,323	—	—	—	—	514	—	—	938	—	272	—	—	415	12,462
General and Administrative	3,320	—	—	—	—	44	—	15	108	—	—	—	1	19	3,507
Management Fees to Related Party	3,964	26	31	40	94	—	—	—	—	145	94	257	372	353	5,376
Depreciation and Amortization	17,171	170	147	275	10	—	—	—	—	1,056	229	—	780	1,340	21,178

Total Expenses	43,996	323	187	319	104	1,495	—	151	1,769	1,201	595	257	1,164	2,254	53,815

Other Income and Expenses
Interest and Other Income	2,104	—	—	—	—	—	—	—	—	—	—	—	—	—	2,104
Loss on Interest Rate Swaps and Cap	(1,496)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,496)
Gain on Note Payable at Fair Value	1,168	—	—	—	—	—	—	—	—	—	—	—	—	—	1,168
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	(3,451)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,451)

Total Other Income and Expenses	(1,675)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,675)

(Loss) Income Before, Benefit for Income Taxes and Equity in Loss of Unconsolidated Entities	(5,522)	162	(186)	179	(104)	817	—	3,424	1,284	(949)	219	(257)	(836)	(1,556)	(3,325)
BENEFIT FOR INCOME TAXES	82	—	—	—	—	—	—	—	—	—	—	—	—	—	82
EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED ENTITIES	(1,242)	—	—	—	(111)	—	1,259	—	—	—	—	(525)	—	—	(619)

NET (LOSS) INCOME	(6,682)	162	(186)	179	(215)	817	1,259	3,424	1,284	(949)	219	(782)	(836)	(1,556)	(3,862)

NET LOSS (INCOME) ATTRIBUTABLE TO NON-CONTROLLING OPERATING PARTNERSHIP UNITS	26	(1)	1	(1)	1	—	—	—	—	1	(1)	(2)	(10)	1	15

NET (LOSS) INCOME ATTRIBUTABLE TO CB RICHARD ELLIS REALTY TRUST SHAREHOLDERS	$(6,656)	$161	$(185)	$178	$(214)	$817	$1,259	$3,424	$1,284	$(948)	$218	$(784)	$(846)	$(1,555)	$(3,847)

Basic and Diluted Net Loss per Share – Attributable to CB Richard Ellis Realty Trust Shareholders	$(0.14)														$(0.08)
Weighted Average Common Shares Outstanding – Basic and Diluted	46,089,680														46,089,680

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

1.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 2008 are as follows:

(A) Reflects the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2008.

(B) Reflects the pro forma adjustment for Lakeside in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Lakeside on March 5, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 4, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Lakeside property.

(C) Reflects the pro forma adjustment for KM III in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired KM III on March 14, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 13, 2008 (date prior to acquisition).

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the KM III property.

(D) Reflects the pro forma adjustment for TVF in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired TVF on March 20, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 19, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma of the TVF property.

(E) Reflects the pro forma adjustment of equity in income of unconsolidated interest in Duke Buckeye as if the property was acquired on January 1, 2008. The property was contributed to the joint venture on June 12, 2008. Equity in loss of unconsolidated interest is presented to include revenues, direct operating expenses, and depreciation and amortization expense through June 11, 2008 (the date prior to contribution into the joint venture). Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. The pro forma adjustments also include investment management fees and depreciation and amortization expense associated with direct Company acquisition costs outside of the joint venture.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Duke Buckeye property.

(F) Reflects the historical statement of operations for the six months ended June 30, 2008 for the Enclave property in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Enclave on July 1, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation, amortization and investment management fee are included in the pro forma adjustments reflected in (J).

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

(G) Reflects the historical statement of equity in income of unconsolidated interest in Afton Ridge for the six months ended June 30, 2008 as if the property was acquired on January 1, 2008. A joint venture interest in the property was acquired on September 18, 2008. Equity in income of unconsolidated entity is presented to include revenues and direct operating expenses through June 30, 2008. Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. Pro forma depreciation, amortization, interest expense and investment management fee are included in the pro forma adjustments reflected in (L).

(H) Reflects the historical statement of operations for the nine months ended September 30, 2008 for the Maskew property in order to present the operations as if the property was acquired on January 1, 2008 The Company acquired Maskew on October 23, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation and investment management fee are included in the pro forma adjustment reflected in (M).

(I) Reflects the historical statement of operations for the nine months ended September 30, 2008 for the Avion property in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Avion on November 18, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation, amortization and investment management fee are included in the pro forma adjustment reflected in (N).

(J) The additional pro forma adjustments for Enclave reflect the increase in rental revenue as a result of amortization of below market rents, increase in interest expense as a result of amortization of the discount from the fair value adjustment on the assumed loan, amortization of deferred loan costs, depreciation, amortization and investment management fee for the six months ended June 30, 2008 as if the property was acquired on January 1, 2008.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Enclave property.

(K) Reflects the pro forma adjustment for Albion Mills in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Albion Mills on July 11, 2008. The pro forma adjustment recognizes revenues and operating expenses, interest expense, depreciation and amortization expense and investment management fee through July 10, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Albion Mills property.

(L) Reflects the pro forma adjustments for Afton Ridge to record revenues and direct operating expenses for the period July 1, 2008 through September 17, 2008 (date prior to contribution in the joint venture). Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. The pro forma adjustments also include investment management fees recorded by the Company and interest expense, depreciation and amortization expense as recorded by the unconsolidated joint venture as if the property was acquired on January 1, 2008.

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma equity in income of unconsolidated entities of the Afton Ridge property.

(M) Reflects the pro forma adjustments for the Maskew property to record revenues and direct operating expenses for the period October 1, 2008 through October 22, 2008 (date prior to acquisition) Rental revenues are

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

recorded on a straight line basis. The pro forma adjustments also include investment management fees recorded by the Company and depreciation and amortization expense as if the property was acquired on January 1, 2008.

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Maskew property.

(N) Reflects the pro forma adjustments for the Avion property to record revenues, direct operating expenses and interest expense for the period October 1, 2008 through November 17, 2008 (date prior to acquisition) Rental revenues are recorded on a straight line basis. The pro forma adjustments also include investment management fees recorded by the Company and depreciation and amortization expense as if the property was acquired on January 1, 2008.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Avion property.